UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 31, 2008

DIGICORP, INC.
(Exact name of registrant as specified in its charter)

Commission file number: 000-33067

Delaware	87-0398271
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

4143 Glencoe Ave Marina Del Rey, CA	90292
(Address of Principal Executive Offices)	(Zip Code)
(310) 728-1450
(Issuer’s Telephone Number, Including Area Code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 2, 2008, Digicorp, Inc. (the "Company") entered into a Content License Agreement with New China Media, LLC ("New China Media"), YGP, LLC ("YGP") and TWK Holdings, LLC ("TWK") (New China Media, YGP and TWK collectively referred to as "Content Providers") providing for (i) the assignment by Content Providers and the assumption by the Company of certain rights of Content Providers for the territory of the People’s Republic of China ("PRC") to use, transmit and publicly display via the internet certain content; and (ii) the purchase by YGP, New China Media and TWK of 16,200 shares, 3,000 shares and 12,000 shares of Series A Convertible Preferred Stock of the Company for $16,200, $3,000 and $12,000, respectively.

Prior thereto, on May 31, 2008, a Supply Agreement for Content was entered into between Yes Television (Hong Kong) Limited ("Yes TV"), and New China Media and Youth Media (HKG) Limited, a subsidiary of the Company ("Youth Media") (New China Media and Youth Media together referred to as "Licensees"), pursuant to which Yes TV has agreed to supply certain content to Licensees for distribution via the internet in the PRC. Yes TV is a content aggregator providing, among other things, live and delay broadcast for distribution and transmission via telecommunications networks. The term of the agreement shall commence on signing and terminate on April 30, 2010.

The foregoing is part of the Company’s recently announced plans to shift its business to aggregation and distribution of international content for Internet consumption in China. The Company intends to focus a significant amount of its available resources to building and launching a large scale, advertising supported Internet media portal in China.

Item 3.02 Unregistered Sales of Equity Securities.

As mentioned above, on June 2, 2008, the Company sold 16,200 shares, 3,000 shares and 12,000 shares of its Series A Convertible Preferred Stock to YGP, New China Media and TWK for $16,200, $3,000 and $12,000, respectively.

These securities were sold directly by the Company, without engaging in any advertising or general solicitation of any kind and without payment of underwriting discounts or commissions to any person. The securities were issued in reliance upon the exemption from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.

Prior thereto, on May 23, 2008, the Company filed a Certificate of Designation with the State of Delaware authorizing its Series A Convertible Preferred Stock consisting of 500,000 shares, each of $.001 par value. The Series A Convertible Preferred Stock shall be convertible into shares of Common Stock at a rate of one thousand (1,000) shares of Common Stock for every one share of Series A Convertible Preferred Stock at the option of the holder at any time subsequent to the filing of an amendment to the Company’s certificate of incorporation with the Secretary of State of the State of Delaware whereby the authorized Common Stock is increased to a minimum of 200,000,000 shares (the "Capitalization Amendment"). In addition, the Series A Convertible Preferred Stock (i) has no voting rights prior to conversion except as otherwise provided under Delaware law, (ii) has no mandatory or optional redemption rights, (iii) has no preemptive rights, and (iv) shall pay cash dividends only in the event cash dividends have been declared on the Company’s Common Stock. In such event, the amount per share shall be equal to the amount of dividends that would have been payable in respect of each such share of Series A Convertible Preferred Stock had such share been converted into shares of Common Stock immediately prior to the payment of such dividend.

The foregoing description of the preferences, limitations and relative rights of the Series A Convertible Preferred Stock is qualified in its entirety by the full text of the Certificate of Designation of Series A Convertible Preferred Stock which is filed as Exhibit 3.1 to this report and incorporated by reference into this Item 3.02.

The Company intends to seek stockholder approval and effect the Capitalization Amendment as soon as practicable.

Item 9.01 Financial Statements and Exhibits.

Exhitbits
	3.1	Certificate of Designation of Series A Convertible Preferred Stock
	10.1	Supply Agreement for Content dated May 31, 2008 between Yes Television (Hong Kong) Limited, New China Media, LLC and Youth Media (HKG) Limited
	10.2	Content License Agreement dated June 2, 2008 among Digicorp, Inc., New China Media, LLC YGP, LLC and TWK Holdings, LLC

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, we have duly caused this report to be signed on our behalf by the undersigned, thereunto duly authorized.

Digicorp, Inc.
(Registrant)

Date: June 4, 2008	By:	/s/ Jay Rifkin
	Name:	Jay Rifkin
	Title:	Chief Executive Officer